Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-91526 and 333-166208) of Quicksilver Resources Inc. of our report dated June 11, 2010 with respect to the statements of net assets available for benefits of the Quicksilver Resources Inc. 401(k) Plan as of December 31, 2009 and 2008 and the related statement of changes in net assets available for benefit for the year ended December 31, 2009, and the related supplemental schedule of Schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 11-K of the Quicksilver Resources Inc. 401(k) Plan.
/s/ WHITLEY PENN LLP
Fort Worth, Texas
June 11, 2010

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